Exhibit (99.1)
EASTMAN KODAK COMPANY

Media Contact:
Christopher K. Veronda
585-724-2622
christopher.veronda@kodak.com

Cutbacks part of company's worldwide consolidations

X-RAY COATING OPERATIONS TO CLOSE
AT KODAK INDUSTRIE CHALON PLANT


     Chalon-sur-Saone, France, March 29 - Eastman Kodak
Company continues to implement a digital growth strategy that includes managing the decline of the traditional photographic business and building a highly competitive digital business model in consumer, commercial, and health businesses.

     This ongoing strategy reflects the structural and fundamental changes occurring worldwide in the imaging industry as digital technology becomes more popular in most industry segments, especially in developing countries.

     In its latest action responding to the overall decline in traditional film imaging, Kodak will continue to progressively withdraw manufacturing activities from the Chalon site by a job reduction program as announced today to the Chalon Works Council.

     Kodak will stop x-ray film coating operations at the site, and associated production of film base. The closure will be completed in the coming months, and the operations will be transferred to other Kodak plants with available capacity. X-ray product finishing, packaging, technical customer support, and distribution will continue at Chalon.
"Customers can rely on the same high-quality x-ray film products they have always received from Kodak," said J.P.
Martel, president of Kodak Industrie.

     Martel also noted that Kodak is continuing efforts to develop an industrial park at the Chalon site, helping secure continued employment for a significant number of people through divestitures and by attracting new businesses to the site.

     "We continue to work in close collaboration with the government authorities to develop an attractive industrial park and recruit a wide variety of companies. Some are already in place at the site, and a number of others have expressed strong interest," he said.

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     Recently, Champion Chemtech Limited purchased the
photochemicals manufacturing operation at the site and has retained the 104 employees who operate the facility. This follows previous divestiture announcements, including one for analytical services involving Intertek and another for molding operations involving Tournaire. Other actions involving the utilities and logistics operations are underway and should be completed soon. These and other divestiture activities are expected to bring the total number of jobs preserved by the program to more than 500.

     At the same time, today's announced production cutbacks and related actions will affect approximately 330 jobs.

     "In order to remain competitive in light of the changing realities in the imaging industry, Kodak is now more than halfway through the necessary steps to align production capacity with demand and to consolidate functions around the world, while accelerating its digital imaging strategy," said Daniel T. Meek, director of Global Manufacturing & Logistics for Kodak. "Our goal is to balance our capacity with anticipated demand for traditional products on an on-going basis."

     The decline in traditional imaging, especially in the consumer segment, has impacted all companies serving this industry, as reflected by recent announcements by other companies, including two that are exiting the photo business.

     Kodak Industrie said it will fulfill its contractual commitments to employees and implement a severance program.
This program could include a voluntary retirement and separation program, other opportunities for employee relocation within the industrial park and assistance for employees seeking new jobs. The company said that all employees would be treated fairly and with respect.

     Kodak is committed to strengthening its leading position in all segments of the worldwide imaging market by continuing to offer a full array of high-quality products and reliable services in the traditional and digital imaging markets. The company will also continue to maintain a significant presence to serve customers in France, an important market.

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     Although Kodak's traditional businesses are in decline,
its digital imaging strategy is proving successful as the company transforms itself. For example:

     - Kodak has installed nearly 75,000 picture kiosks worldwide to make it easy for consumers to print digital pictures.

     - The company has the number 3 position in digital camera sales worldwide, and has taken the lead position in several major markets.

     - In addition, Kodak continues to hold the number 1 position in medical x-ray film worldwide, and it is a world leader in the growing market for digital medical imaging/information systems.